As filed with the Securities and Exchange Commission on June 23, 2017

Registration Nos.: 333-197918, 333-174840, 333-166070, 333-151178, 333-147451, 333-132509, 333-124427,
333-104807, 333-43830 and 333-88289

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 (333-197918)
Post-Effective Amendment No. 1 to Form S-8 (333-174840)
Post-Effective Amendment No. 1 to Form S-8 (333-166070)
Post-Effective Amendment No. 1 to Form S-8 (333-151178)
Post-Effective Amendment No. 1 to Form S-8 (333-147451)
Post-Effective Amendment No. 1 to Form S-8 (333-132509)
Post-Effective Amendment No. 1 to Form S-8 (333-124427)
Post-Effective Amendment No. 1 to Form S-8 (333-104807)
Post-Effective Amendment No. 1 to Form S-8 (333-43830)
Post-Effective Amendment No. 1 to Form S-8 (333-88289)

Under the Securities Act of 1933

PRIVATEBANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1165937 (I.R.S. Employer Identification No.)

c/o CIBC Holdco Inc.

120 South LaSalle Street
Chicago, Illinois 60603

(Address, including zip code of registrant’s principal executive offices)

PrivateBancorp, Inc. Amended and Restated 2011 Incentive Compensation Plan
PrivateBancorp, Inc. 2011 Incentive Compensation Plan
PrivateBancorp, Inc. Deferred Compensation Plan
PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan
PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan
PrivateBancorp, Inc. Strategic Long-Term Incentive Compensation Plan
PrivateBancorp, Inc. Incentive Compensation Plan
PrivateBancorp, Inc. Amended and Restated Savings and Retirement Plan

PrivateBank and Trust Company Savings and Retirement Plan
PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan
PrivateBancorp, Inc. Non-Employee Director Option Program

PrivateBancorp, Inc. 1992 Compensation Replacement Option Program

(Full titles of the plans)

Jennifer R. Evans, Esq.

Executive Vice President, General Counsel and Corporate Secretary

CIBC Holdco Inc.

120 S. LaSalle Street, Suite 400
Chicago Illinois 60603

(312) 564-2000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

The Post-Effective Amendments on Form S-8 relate to the following registration statements on Form S-8 (the “Registration Statements”) previously filed by PrivateBancorp, Inc. (the “Company”) with the Securities and Exchange Commission:

1.                                      Registration Statement No. 333-197918, filed on August 7, 2014, registering 2,000,000 shares of the Company’s common stock (the “Common Stock”) issuable under the Company’s Amended and Restated 2011 Incentive Compensation Plan.

2.                                      Registration Statement No. 333-174840, filed on June 10, 2011, registering 4,680,765 shares of Common Stock issuable under the Company’s 2011 Incentive Compensation Plan and registering $10,000,000.00 of the Company’s deferred compensation obligations in accordance with the terms of the Company’s Deferred Compensation Plan.

3.                                      Registration Statement No. 333-166070, filed on April 14, 2010, registering 500,000 shares of Common Stock issuable under the Company’s Savings, Retirement & Employee Stock Ownership Plan.

4.                                      Registration Statement No. 333-151178, filed on May 23, 2008, registering 5,000,000 shares of Common Stock issuable under the Company’s 2007 Long-Term Incentive Compensation Plan.

5.                                      Registration Statement No. 333-147451, filed on November 16, 2007, registering 5,000,000 shares of Common Stock issuable under the Company’s Strategic Long-Term Incentive Compensation Plan.

6.                                      Registration Statement No. 333-132509, filed on March 17, 2006, registering 100,000 shares of Common Stock issuable under the Company’s Savings, Retirement & Employee Stock Ownership Plan.

7.                                      Registration Statement No. 333-124427, filed on April 28, 2005, registering 1,000,000 shares of Common Stock issuable under the Company’s Incentive Compensation Plan.

8.                                      Registration Statement No. 333-104807, filed on April 29, 2003, registering 480,000 shares of Common Stock issuable under the Company’s Incentive Compensation Plan and registering $5,000,000.00 of the Company’s deferred compensation obligations in accordance with the terms of the Company’s Deferred Compensation Plan.

9.                                      Registration Statement No. 333-43830, filed on August 15, 2000, registering 225,000 shares of Common Stock issuable under the Company’s Amended and Restated Stock Incentive Plan and registering 100,000 shares of Common Stock issuable under PrivateBank and Trust Company Savings and Retirement Plan.

10.                               Registration Statement No. 333-88289, filed on October 1, 1999, registering 587,007 shares of Common Stock issuable under the Company’s Amended and Restated Stock Incentive Plan, 179,920 shares of Common Stock issuable under the Company’s Non-Employee Director Option Program and 26,400 shares of Common Stock issuable under the Company’s 1992 Compensation Replacement Option Program.

On June 23, 2017, pursuant to the Agreement and Plan of Merger dated as of June 29, 2016, by and among the Company, Canadian Imperial Bank of Commerce (“CIBC”) and CIBC Holdco Inc.

(“Holdco”), a direct, wholly owned subsidiary of CIBC, as amended by Amendment No. 1, dated as of March 30, 2017, and Amendment No. 2, dated May 4, 2017, the Company merged with and into Holdco (the “Merger”), with Holdco surviving the merger.  In connection with the Merger, the Company terminated any and all offerings of the Company’s securities pursuant to the Registration Statements.  Accordingly, these Post-Effective Amendments to the Registration Statements remove from registration all shares of Common Stock and other securities covered by the Registration Statements that remain unsold, if any, as of the effective time of the Merger.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 23, 2017.

CIBC HOLDCO INC.,
as successor by merger to PrivateBancorp, Inc., the Registrant

By:	/s/Jennifer R. Evans
Name:	Jennifer R. Evans
Title:	Executive Vice President, General
Counsel and Corporate Secretary

Note: Executed in reliance on Rule 478 under the Securities Act of 1933, as amended.

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